U.S.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No

001-33072	SAIC, Inc. 1710 SAIC Drive, McLean, Virginia 22102 (703) 676-4300	Delaware	20-3562868

000-12771	Science Applications International Corporation 1710 SAIC Drive, McLean, Virginia 22102 (703) 676-4300	Delaware	95-3630868

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

On May 3, 2013, Campus Point Realty Corporation (“CPRC”), a wholly owned subsidiary of Science Applications International Corporation (“SAIC”), entered into a purchase and sale agreement (the “Agreement”) with MRP-I Acquisition A, L.L.C. (“Buyer”) relating to transactions which include, among other things, the sale and leaseback of SAIC’s corporate headquarters located in McLean, Virginia.

Under the terms set forth in the Agreement, CPRC has agreed to sell to Buyer in a series of transactions to be completed over a period of several years approximately 18 acres of land in Fairfax County, Virginia (the “County”), including four office buildings (containing approximately 900,000 square feet), a multi-level parking garage, surface parking lots, and other related improvements and structures (collectively, the “Property”), as well as tangible personal property related to the Property and third-party leases.

Currently, SAIC utilizes a portion of the Property as its corporate headquarters. Under the Agreement, SAIC is required to lease back from the Buyer approximately 600,000 rentable square feet of space in three of the office buildings (commonly referred to by SAIC as “Towers 1, 2 and 3” or the “Towers”), which include SAIC’s corporate headquarters. The lease term for Towers 1 and 2 is approximately one year, and the lease term for Tower 3 is seven years.

CPRC has submitted to the County a rezoning application and conceptual development plan seeking approval for rezoning certain portions of the Property into various parcels in order to permit development of a mixed use project containing residential, hotel, office and retail spaces. Under the Agreement, the Buyer has assumed responsibility for seeking all required governmental approvals for the development of the Property.

The purchase price for the initial transaction, which includes the sale of the portion of the Property containing the Towers, and the land on which those buildings are located, related easements, and the leases back to SAIC, is $85 million, less certain costs and adjustments. The closing of the sale of the Towers is expected to occur in June 2013. The purchase price for the other parcels will be determined based on the final development plan and type of use approved by the County for each such parcel, less certain costs and adjustments. The final development plan may be changed by the Buyer so long as any such change does not materially impact the price for any impacted parcel. Management currently estimates the aggregate purchase price for the other parcels to be in the range of $120 million to $140 million, which range is based on several important assumptions, including that the Buyer does not make any changes to the final development plan and it is approved as submitted, all other closing conditions and deliveries are met and all of the parcels are sold. Management currently estimates that the sale of the other parcels will be completed in several closings over the next six years. The book value of all of the Property (including the Towers) is approximately $85 million.

Prior to May 22, 2013, Buyer may terminate the Agreement for any reason upon written notice to CPRC. The Agreement contains standard representations and warranties for transactions of this type, and the closing of each parcel is subject to customary closing conditions and deliveries. The closing of each parcel other than the parcel containing the Towers is also subject to Buyer’s obtaining approval of the development plan and related subdivision approvals by the County for such parcel. If the approvals for any parcel are not obtained by Buyer within eight years after the closing of the Towers, either Buyer or CPRC may terminate this Agreement as to such parcel.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by this reference.

Forward-Looking Statements

Certain statements in this report contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” and similar words or phrases. Forward-looking statements in this report include statements regarding the expected closing dates of the transactions under the Agreement and management’s estimate of the purchase price from future sales of parcels contemplated by the Agreement. These statements involve risks and uncertainties that may cause actual performance and results to differ materially from the forward-looking statements, including any failure to obtain required approvals, including approvals of the rezoning application, development plan and subdivisions, receipt of any approvals on terms different from those submitted, actions that may be taken by Buyer under the Agreement, any failure to meet any closing conditions and deliveries set forth in the Agreement and other risks set forth in the company’s Annual Report on Form 10-K for the period ended January 31, 2013 and other filings that the company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The company expressly disclaims any duty to update the forward-looking statement provided in this report to reflect subsequent events, actual results or changes in expectations.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Purchase and Sale Agreement between Campus Realty Corporation and MRP-I Acquisition A, L.L.C., dated as of May 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)		SAIC, INC.

Date: May 3, 2013	By:		/s/ Vincent A. Maffeo
Vincent A. Maffeo
		Its:	Executive Vice President and
General Counsel

(Registrant)		SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Date: May 3, 2013	By:		/s/ Vincent A. Maffeo
Vincent A. Maffeo
		Its:	Executive Vice President and
General Counsel

4